CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders
Putnam Investment Funds:

We consent to the use of our reports dated September 11, 2007 and September 10, 2007, incorporated in this Registration Statement by reference, to Putnam Growth Opportunities Fund and Putnam Research Fund, respectively, each a series of Putnam Investment Funds, and to the references to our firm under the captions "Financial Highlights" in the prospectuses and "Independent Registered Public Accounting Firm and Financial Statements" in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
November 26, 2007